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PRESS RELEASE

ATTENTION BUSINESS EDITORS: BROCKER'S FORM 20-F CLEARS COMMENTS

Edmonton,  AB - August  3,  2000.  Brocker  Technology  Group  Ltd.  (TSE:  BKI,
http://www.brockergroup.com) is pleased to announce that its Form 20-F Registration Statement has now cleared comments with the U.S. Securities and Exchange Commission. This filing may be accessed through the S.E.C.'s Edgar website at http://www.sec.gov.

"This is a significant milestone in our efforts to maximize shareholder value through access to U.S. financial markets," said Casey O'Byrne, Chairman of Brocker Technology Group. "We are increasingly forming alliances with U.S. firms and targeting U.S. customers, and believe it is important to build a greater presence among U.S. investors. This step offers the means with which to accomplish this goal."

Brocker's registration of its stock will allow its shares to be solicited and traded by licensed broker-dealers in the United States in compliance with Securities and Exchange Commission regulations. The 20-F registration gives Brocker greater flexibility to carry out investor relations activities in the U.S. in compliance with applicable state laws.

About Brocker Technology Group Ltd.

Brocker Technology Group is a global innovator in business-to-business communication. The Company is focused on understanding and predicting how people and businesses communicate and transact with global application. The broad range of products and services provided by Brocker includes: computer telephony, e-commerce, application service provision (ASP) and logistics, to name a few. To support these, the Company is structured into four divisions: Application Development, Professional Services, Application Hosting, and Vendor Services.

Note: The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.


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CORPORATE CONTACT                         INVESTOR & MEDIA RELATIONS
Brocker Technology Group                  [GRAPHIC OMITTED]
Robert Rowell                             Toll Free: (888) 301-6788
Tel: (800) 299-7823                       Fax: (604) 806-3367
Email: brocker@cadvision.com              Email: bki@mindsharecommunications.com
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Web: www.brockergroup.com
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prior to  considering  buying or selling any stock.  All  information  should be considered for information purposes only. No stock exchange has approved or disapproved of the information contained herein. Disclosure Statement: Brocker Technology Group ("BKI") has retained and compensated the public relations firm Mindshare Communications Inc. for the purpose of raising the profile and
awareness  of  BKI,  including:  email  distribution,   media/public  relations,
investor   relations,   analyst  relations,   and  market  research.   Mindshare
Communications did not receive any other compensation, of any kind, for these services.